ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-156695 Dated January 6, 2010

UBS AG Media Relations Kelly Smith Tel: +1-212-882-5699 www.ubs.com January 6, 2010
Media release

UBS AG Reduces the Minimum Redemption Amount for Eleven of its Exchange Traded Access Securities (E-TRACS)

New York, New York, January 6, 2010 – UBS AG announced today that it has reduced the minimum redemption amount from at least 100,000 securities to at least 50,000 securities for any holder of the following UBS AG E-TRACS  (the “Securities”) that wishes to exercise its right of early redemption:

E-TRACS	Cusip Number	NYSE Arca Ticker Symbol
E-TRACS Linked to the UBS Bloomberg CMCI Food Total Return due April 5, 2038	902641737	FUD
E-TRACS Linked to the UBS Bloomberg CMCI Livestock Total Return due April 5, 2038	902641828	UBC
E-TRACS Linked to the UBS Bloomberg CMCI Agriculture Total Return due April 5, 2038	902641760	UAG
E-TRACS Linked to the UBS Bloomberg CMCI Silver Total Return due April 5, 2038	902641794	USV
E-TRACS Linked to the UBS Bloomberg CMCI Industrial Metals Total Return due April 5, 2038	902641752	UBM
E-TRACS Linked to the UBS Bloomberg CMCI Energy Total Return due April 5, 2038	902641745	UBN

Media Relations

E-TRACS	Cusip Number	NYSE Arca Ticker Symbol
E-TRACS Linked to the UBS Bloomberg Constant Maturity Commodity Index (CMCI) Total Return due April 5, 2038	902641778	UCI
E-TRACS Linked to the UBS Bloomberg CMCI Gold Total Return due April 5, 2038	902641810	UBG
E-TRACS Long Platinum – Linked to the UBS Bloomberg CMCI Platinum Total Return due May 14, 2018	902641786	PTM
E-TRACS Short Platinum – Linked to the Inverse Performance of the UBS Bloomberg CMCI Platinum Excess Return due May 14, 2018	902641729	PTD
E-TRACS Linked to the Dow Jones – UBS Commodity Index Total Return due October 31, 2039	902641679	DJCI

The prospectus supplements relating to the Securities can be found on EDGAR, the SEC website at: www.sec.gov, as well as on the product website at www.ubs.com/e-tracs.

The contents of any website referred to in this free writing prospectus are not part of, or incorporated by reference in, this free writing prospectus.  UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the offering of each of the E-TRACS) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement by calling toll-free (+1-877-387-2275).

Media Relations

About UBS

Headquartered in Zurich and Basel, Switzerland, UBS is a global firm providing financial services to private, corporate and institutional clients. Its strategy is to focus on international wealth management and the Swiss banking business alongside its global expertise in investment banking and asset management. In Switzerland, UBS is the leading bank for individual and corporate clients.

UBS is present in all major financial centers worldwide. It has offices in over 50 countries, with about 36% of its employees working in the Americas, 36% in Switzerland, 15% in the rest of Europe and 13% in Asia Pacific. UBS employs more than 65,000 people around the world. Its shares are listed on the SIX Swiss Exchange, the New York Stock Exchange (NYSE) and the Tokyo Stock Exchange (TSE).

Inquiries:                      Kelly Smith of UBS at +1-212-882-5699 or kelly.smith@ubs.com

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